                                EXHIBIT 8.1

       [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

                                                                  (202) 274-2000
November 6, 1998


Board of Trustees
The Oneida Savings Bank
182 Main Street
Oneida, New York 13421-1676

           RE:  MUTUAL HOLDING COMPANY FORMATION AND STOCK ISSUANCE
                ---------------------------------------------------

Ladies and Gentlemen:

     We have been requested as special counsel to The Oneida Savings Bank to express our opinion concerning certain Federal income tax matters relating to the proposed Reorganization (as defined below) of The Oneida Savings Bank, a New York-chartered mutual savings bank ("Bank") into the mutual holding company structure. As part of the Reorganization, the Bank will convert to a New York-chartered stock savings bank (the "Stock Bank"), and Oneida Financial, MHC, a New York-chartered mutual holding company ("Mutual Holding Company") will be formed to own a majority of the common stock of Oneida Financial Corp., a Delaware chartered corporation ("Holding Company"), which will own 100% of the common stock of the Stock Bank.

     In connection therewith, we have examined the Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, which was adopted by the Board of Trustees of the Bank on June 4, 1998 (the "Plan of Reorganization"), and certain other documents relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we have deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

     In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the Board of Trustees of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the

Board of Trustees
The Oneida Savings Bank
November 6, 1998
Page 2

effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

     For purposes of this opinion, we are relying on the factual representations provided to us by the Bank.

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                              SUMMARY OF OPINIONS
                              -------------------

     Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

     WITH RESPECT TO THE EXCHANGE OF THE BANK'S CHARTER FOR A STOCK CHARTER ("BANK CONVERSION"):

     1. The Bank's exchange of its New York mutual savings bank charter for a New York stock savings bank charter is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code ("Code")

     2. No gain or loss will be recognized by Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Bank. (Code Sections 361(a) and 357(a)).

     3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of Bank in exchange for shares of Stock Bank common stock. (Code
Section 1032(a)).

Board of Trustees
The Oneida Savings Bank
November 6, 1998
Page 3

     4. Stock Bank's holding period in the assets received from Bank will include the period during which such assets were held by the Bank. (Code
Section 1223(2)).

     5. Stock Bank's basis in the assets of Bank will be the same as the basis of such assets in the hands of Bank immediately prior to the Bank Conversion. (Code Section 362(b)).

     6. Bank depositors will recognize no gain or loss upon the constructive receipt of Stock Bank common stock solely in exchange for their ownership interests in Bank. (Code Section 354(a)(1)).

     7. The basis of the Stock Bank common stock to be constructively received by the Bank's depositors (which basis is -0-) will be the same as their basis in their ownership interests in the Bank surrendered in exchange therefor. (Code
Section 358(a)(1)).

     8. The holding period of the Stock Bank common stock constructively received by the depositors of the Bank will include the period during which the Bank depositors held their ownership interests, provided that the ownership interests were held as capital assets on the date of the exchange. (Code
Section 1223(1)).

     9. The Stock bank will succeed to and take into account the Bank's earnings and profits or deficit in earnings and profits, as of the date of the proposed transaction. (Code Section 381).

     WITH RESPECT TO THE TRANSFER OF STOCK BANK STOCK TO MUTUAL HOLDING COMPANY FOR OWNERSHIP INTERESTS (THE "351 TRANSACTION"):

     10. The exchange of Stock Bank stock by the Stock Bank depositors in exchange for ownership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Internal Revenue Code.

     11. Stock Bank's depositors will recognize no gain or loss upon the transfer of the Stock Bank stock they constructively received in the Stock Bank in exchange for ownership interests in the Mutual Holding Company. (Code
Section 351).

     12. Stock Bank depositor's basis in the Mutual Holding Company ownership interests received in the 351 Transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by Mutual Holding Company or to which assets transferred are taken subject. (Code Section 358(a)(1)).

Board of Trustees
The Oneida Savings Bank
November 6, 1998
Page 4

     13. Stock Bank depositor's holding period for the ownership interests in Mutual Holding Company received in the transaction will include the period during which the property exchanged was held by Stock Bank depositors, provided that such property was a capital asset on the date of the exchange. (Code
Section 1223(1)).

     14. Mutual Holding Company will recognize no gain or loss upon the receipt of property from Stock Bank depositors in exchange for ownership interests in the Mutual Holding Company. (Code Section 1032(a)).

     15. Mutual Holding Company's basis in the property received from Stock Bank depositors (which basis is -0-) will be the same as the basis of such property in the hands of Stock Bank depositors immediately prior to the transaction. (Code Section 362(a)).

     16. Mutual Holding Company's holding period for the property received from Stock Bank's depositors will include the period during which such property was held by Stock Bank depositors. (Code Section 1223(2)).

     WITH RESPECT TO THE TRANSFERS TO THE HOLDING COMPANY IN EXCHANGE FOR COMMON STOCK IN THE HOLDING COMPANY: (THE "SECONDARY 351 TRANSACTION"):

     17. The Mutual Holding Company and the persons who purchased Common Stock of the Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Holding Company in exchange for stock in the Holding Company. Code Sections 351(a) and 357(a).

     18. Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Holding Company Stock. (Code Section 1032(a)).

     19. The basis of the Holding Company Common Stock to the Minority Stockholders will be the actual purchase price thereof, and a shareholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

                             PROPOSED TRANSACTION
                             --------------------


     On June 4, 1998, the Board of Trustees of the Bank adopted the Plan of Reorganization. The Bank's Board of Trustees has decided to convert to a mutual holding company structure pursuant to certain federal and state laws and regulations. The following steps are proposed:

Board of Trustees
The Oneida Savings Bank
November 6, 1998
Page 5

     (i) The Bank will organize an interim New York-chartered stock savings bank (Interim One) as its wholly-owned subsidiary;

     (ii) Interim One will organize a Delaware mid-tier holding company as its wholly-owned subsidiary (Holding Company); and

     (iii) Interim One will also organize another interim New York-chartered stock savings bank as its wholly-owned subsidiary (Interim Two).

     The following transactions will occur simultaneously:

     (iv) The Bank will exchange its charter for a New York stock savings bank charter and will become a stock savings bank that will constructively issue its common stock to depositors of the Bank;

     (v) Interim One will cancel its outstanding stock and exchange its charter for a New York mutual holding company charter and thereby become the Mutual Holding Company;

     (vi) Interim Two will merge with and into the Bank with the Bank as the surviving entity, the former depositors of the Bank who constructively hold stock in the Bank will exchange their stock in the Bank for membership interests in the Mutual Holding Company;

     (vii) The Mutual Holding Company will contribute the Bank's stock to the Holding Company, a wholly-owned subsidiary of the Mutual Holding Company, for additional shares of Holding Company; and

     (viii) Contemporaneously, with the contribution set forth in "(vii)" the Stock Holding Company will offer to sell up to 49.0% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering. In addition, the Bank intends to establish a charitable foundation (the "Charitable Foundation") to which the Holding Company will contribute shares of Common Stock equal to approximately 2% of the shares of Common Stock outstanding.

Board of Trustees
The Oneida Savings Bank
November 6, 1998
Page 6

     These transactions are referred to herein collectively as the "Reorganization."

     Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have liquidation rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Stock Bank.

     The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by the Stock Bank stockholders (formerly the depositors holding liquidation rights of the Bank) will be transferred to the Mutual Holding Company by such persons in exchange for liquidation rights in the Mutual Holding Company.

     The Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.


                                 *     *     *

     The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Board of Trustees
The Oneida Savings Bank
182 Main Street
Page 7


     All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. In arriving at the opinion expressed above, we have concluded that the Bank has a valid business purpose for engaging in the proposed transaction. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

     It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

     We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

     We hereby consent to the filing of the opinion as an exhibit to the Bank's Form 86-AC Application for Approval of a Mutual Savings Bank Holding Company Reorganization and Minority Stock Issuance as filed with the New York State Banking Department and to the Holding Company's Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms 86-AC and S-1 under the captions "The Reorganization and Offering - Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

                                        Very truly yours,

                                        /s/ Luse Lehman Gorman Pomerenk & Schick

                                        Luse Lehman Gorman Pomerenk & Schick

                                            A Professional Corporation